As filed with the Securities and Exchange Commission on January 6, 1994.

                                                 Registration No. _______

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    FORM S-8

                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                               SPS TECHNOLOGIES, INC.
                (Exact name of issuer as specified in its charter)

             Pennsylvania                            23-1116110
        (State of Incorporation)           (I.R.S. Employer Identification No.)

  900 Newtown-Yardley Road, Newtown, PA                18940
(Address of Principal Executives Offices)            (Zip Code)

                         SPS 1988 LONG TERM INCENTIVE STOCK PLAN
                         (As amended, effective September 9, 1993)

    SPS Technologies, Inc.                            Copies to:
    900 Newtown-Yardley Road               Baldo M. Carnecchia, Jr., Esquire
    Newtown, PA  18940                   Montgomery, McCracken, Walker & Rhoads
(Name and address of agent for service)         Three Parkway, 20th Floor
    (215) 860-3000                                Philadelphia, PA 19102
(Telephone number of agent for service)                (215) 665-7218

                      CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------
Title of         Amount         Proposed           Proposed
Securities to     to be      Maximum Offering  Maximum Aggregate
be Registered  Registered(1) Price per Share     Offering Price        Fee
- -----------------------------------------------------------------------------
Common Stock,   250,000       $ 19.50 (2)      $4,875,000 (3)   $1,681.00 (4)
par value
$1.00 per share

(1) There are also being registered hereunder such additional number of shares as may be issued pursuant to the anti-dilution provisions of the Plan.

(2) Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported in the consolidated reporting system of the Company's Common Stock on January 4, 1994 through the New York Stock Exchange.

(3) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h).

(4)  Fee required by Section 6(b) of the Securities Act of 1933.
_____________________________________________________________________________

             Sequentially numbered original consisting of 9 pages.
                Exhibit Index is located at sequential page 7.

     General Instructions - Paragraph E.  Registration of Additional Securities

     This Registration Statement on Form S-8 for SPS Technologies, Inc. ("Registrant") relates to the registration of additional securities of the same class as other securities for which a registration statement is already effective. On September 9, 1993, the shareholders of the Registrant approved an amendment to the SPS 1988 Long Term Incentive Stock Plan (the "Plan") increasing by 250,000 shares the total number of shares available for grant or award thereunder. As of November 30, 1993 options to purchase 517,109 shares had been exercised under the Plan, options to purchase 511,097 shares were outstanding and 321,794 shares were available for option under the Plan (including the 250,000 shares as to which shareholder approval was obtained on September 9, 1993). When the 321,794 shares listed above are added to the shares outstanding as of such date, the total number of shares which may be issued under the Plan is 832,891. The total number of shares covered by the Plan, since its inception, is 1,350,000. This Registration Statement incorporates by reference all prior registration statements filed on Form S-8 with respect to the Plan, including Registration Statements No. 33-23778, No. 2-64082 and No. 2-90908.

          Part II - Information Required In The Registration Statement

Item 3.  Incorporation of Documents by Reference.

     The documents listed below and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

(1) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(2) The Registrant's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 and the Forms 8-K, filed June 22, 1993, December 1, 1993 and January 6, 1994;

(3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant's fiscal year covered by the Registrant's latest annual report referred to in paragraph (1) above; and

(4) The description of the Common Stock to be offered by the Registrant, contained in a Registration Statement registering such Common Stock under
Section 12 of the Exchange Act, including any amendment or report filed by the Registrant for the purpose of updating such description.

Item 4.  Description of Securities.

         Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

         Exhibit 5 to this Registration Statement contains the opinion of Aaron Nerenberg, Vice President, Corporate Counsel and Secretary of the Registrant. Mr Nerenberg, as a participant in the Plan eligible to receive grants of stock options and restricted shares thereunder, owns outright 2,665 shares of Common Stock, and holds options to purchase up to 19,002 additional shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Under Article IX of the Registrant's By-laws, indemnification of directors and officers is mandatory to the fullest extent permitted by Pennsylvania law, except in the case where the act or failure to act is determined by a court to have constituted willful misconduct or recklessness. Additionally, the Registrant has executed an Indemnification Agreement with each of its directors and officers providing for indemnification in all circumstances except where (i) payment of an individual's indemnifiable liability is made under an insurance policy maintained by the Registrant;
(ii) indemnification occurs under a provision of the Registrant's Articles of Incorporation, By-laws or otherwise than under the Indemnification Agreement;
(iii) the individual is determined to have received a personal pecuniary profit to which he or she was not entitled; (iv) a successful claim is made for an accounting of profits made from the purchase or sale of securities of the Registrant or for illegal use of material, nonpublic information of Registrant; or (v) such indemnification is finally determined to be unlawful. Subchapter B of Chapter 5, and Subchapters B, C and D of Chapter 17 of Pennsylvania's Business Corporation Law of 1988, as amended, contain relevant statutory provisions. The Registrant also has a policy of directors' and officers' liability insurance.

Item 7.  Exemption From Registration Claimed.

          Not applicable.


Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:


     DESCRIPTION                                           EXHIBIT NO.

 (4) Instruments defining the rights of security           Incorporated by
     holders, including indentures                           reference

 (5) Opinion re legality                                        5

(15) Letter re unaudited interim financial                Not applicable
     information

(23) Consents of experts and counsel                           23, 5

(24) Power of attorney                                    Not applicable

(25) Statement of eligibility of trustee                  Not applicable

(27) Financial data schedule                              Not applicable

(28) Information from reports furnished to                Not applicable
     state insurance regulatory authorities

(99) Additional exhibits                                  Not applicable



Item 9.  Undertakings.

          The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("1933 Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) hereof shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given a copy of the Registrant's Annual Report to Shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the Prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                             SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania, on the 6th of January, 1994.



                    SPS TECHNOLOGIES, INC.



By:
/s/     Arthur B. Belden
        ----------------
Name:   Arthur B. Belden
Title:  Vice President Finance

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    NAME                             TITLE                      DATE

/s/ Charles W. Grigg           Chief Executive Officer      December 29, 1993
    ----------------
    Charles W. Grigg

/s/ Harry J. Wilkinson               President and          December 29, 1993
    ------------------         Chief Operating Officer
    Harry J. Wilkinson


/s/ Arthur B. Belden           Vice President Finance       December 29, 1993
    ----------------
    Arthur B. Belden

/s/ Howard T. Hallowell, III          Director              December 29, 1993
    ------------------------
    Howard T. Hallowell, III

/s/ Dr. John Francis Lubin            Director              December 29, 1993
    ----------------------
    Dr. John Francis Lubin

/s/ Allen C. Menke                    Director              December 29, 1993
    ----------------------
    Allen C. Menke

/s/ Paul F. Miller, Jr.               Director              December 29, 1993
    ----------------------
    Pual F. Miller, Jr.

/s/ Eric M. Ruttenberg                Director              December 29, 1993
    -----------------------
    Eric M. Ruttenberg

/s/ F. James Skinner                  Director              December 29, 1993
    -----------------------
    F. James Skinner

                              EXHIBIT INDEX

Exhibit                                                             Page
Number     Description                                             Number

5          Opinion and Consent of Aaron Nerenberg, Vice               8
           President, Corporate Counsel and Secretary, SPS
           Technologies, Inc.

23         Consent of Coopers & Lybrand                               9

TO THE BOARD OF DIRECTORS OF
SPS TECHNOLOGIES, INC.

Gentlemen:

I have acted as counsel for SPS Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with the Company's preparation and filing of a Registration Statement on Form S-8 relating to 250,000 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share, to be offered pursuant to the SPS 1988 Long Term Incentive Stock Plan (as amended, effective September 9, 1993) (the "Plan"). On September 9, 1993, the shareholders of the Company approved the addition to the Plan of 250,000 shares of the Company's Common Stock which, when added to the 1,100,000 shares of Common Stock of the Company as to which a registration statement is already effective, brings the aggregate number of Shares covered by the Plan to a total of 1,350,000.

In connection therewith, I have examined copies of the Articles of Incorporation and the By-Laws of the Company, each as in effect as of this date, and resolutions of the Board of Directors of the Company of April 29, 1993 adopting the amendment to the Plan to increase the number of shares available thereunder. In addition, I have examined such other documents as I have deemed relevant for the purpose of this opinion.

Based on the foregoing, it is my opinion that each of the Shares, when issued and sold in the manner, and in accordance with the terms, described in the Plan, at a price not less than the par value thereof, will be legally issued, fully paid and non-assessable under Pennsylvania law as in effect on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


SPS TECHNOLOGIES, INC.



By:    /s/ Aaron Nerenberg
       ----------------------------
Name:      Aaron Nerenberg
Title: Vice President, Corporate Counsel
       and Secretary
Date:  January 6, 1994

                   CONSENT OF INDEPENDENT ACCOUNTANTS



TO THE BOARD OF DIRECTORS
SPS TECHNOLOGIES, INC.


We consent to the incorporation by reference in this Registration Statement of SPS Technologies, Inc. on Form S-8 (File No. ________) of our report dated February 9, 1993, which incudes an emphasis of a matter paragraph relating to the Company's restructuring program and an explanatory paragraph relating to the Company changing its method of accounting for income taxes and post-retirement benefits other than pensions in the year ended December 31, 1992, on our audits of the consolidated financial statements and consolidated financial statement schedules of SPS Technologies, Inc. as of December 31, 1992 and December 31, 1991, and for each of the three years in the period ended December 31, 1992, which report is included in SPS Technologies, Inc.'s 1992 Annual Report on Form 10-K.

COOPERS & LYBRAND
2400 Eleven Penn Center
Philadelphia, Pennsylvania

January 5, 1994